EXHIBIT 99-2

(WISCONSIN PUBLIC SERVICE CORPORATION LETTERHEAD)

January 2, 2001

TO MEMBERS OF THE FINANCIAL COMMUNITY

On December 21, 2000 the Public Service Commission of Wisconsin (PSCW) issued an order in the Company's rate case filing made on March 31, 2000 (Docket 6690-UR-112). The Commission and the Company successfully worked together in the audit to limit the issues in this case. The resulting audit adjusted case included updated adjustments that were consistent with the Commission and the Company estimates. Due to the number of intervenors, there were still a large number of contested issues in this case. Of the 80 issues in the technical hearing, 39 were not contested by any party in the case and many of the contested issues were rate design issues. The following are results of this rate case with the dollar amounts expressed in millions:

Item	2001				2002
	Electric	Percent	Gas	Percent	Electric	Gas
Original WPSC 3/31/00 Filing Request	$44.1	8.9	$4.9	2.1	$12.2	$3.6
PSCW/WPSC Audit Adjusted	$33.7	6.7	$4.6	1.6	-	-
PSCW 12/21/00 Order	$27.2	5.4	$4.3	1.5	-	-

In the hearings there was approximately $31 million of suggested revenue adjustments at risk. The Company received favorable rulings on all but about $3 million of these adjustments. The Commission changed the Kewaunee Nuclear Power Plant depreciation filed by the Company reducing revenue requirements by $6 million, which will not affect earnings. There were also a number of uncontested revenue adjustments that were ordered by the Commission. The following are the major Commission revenue changes ordered by the Commission:

Items Changes	Electric	Gas
Marketing Costs	($0.7)	($0.1)
Wage Increases in Excess of Inflation	($0.7)	($0.2)
Short Term Variable Play Plan	($0.7)	($0.2)
KNPP Depreciation Rate	($5.7)	-
Nuclear Management Company Costs	$0.6	-
NYMEX Cost of Gas	$0.3	-
* Anticipated Coal Cost Reduction	($0.6)	-
* Added Cost of Gas Margin	$0.5	-
* Union Contract Changes	($1.0)	($0.3)

* Uncontested Issues

Other major issues that were approved by the Commission include a 12.1 percent uncontested ROE and Phase II of the Company's Automatic Meter Reading program. The Commission did not approve an automatic rate case reopener for the second year of the biennial period (2002) but the Commission Chair did suggest that if the Company has good reasons to file a case for 2002, the Commission would entertain that filing.

The rates in this order will be effective on January 1, 2001 and include the following:

Items	Electric	Gas
Rate Base (in millions)	$714	$180
Return on Rate Base	10.3 percent	10.3 percent
Weighted Cost of Capital	9.7 percent	9.7 percent
Return on Average Equity	12.1 percent	12.1 percent

Sincerely,

/s/ Daniel P. Bittner

Daniel Bittner
Chief Financial Officer
(920) 433-1463